Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

February 24, 2011

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Contractual Expense Cap for
AST Quantitative Modeling Portfolio of Advanced Series Trust

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees and/or reimburse certain expenses for the AST Quantitative Modeling Portfolio of Advanced Series Trust (the “Portfolio”) so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.30% of the Portfolio’s average daily net assets on an annualized basis until May 1, 2012.

Very truly yours,

                         PRUDENTIAL INVESTMENTS LLC

                         By:__/s/Timothy S. Cronin

                         Name: Timothy S. Cronin

                         Title: Senior Vice President

                         AST Investment Services, Inc.

                         By:___/s/Timothy S. Cronin

                         Name: Timothy S. Cronin

                         Title: President

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